Exhibit 10.45

ACKNOWLEDGEMENT AND CONSENT

The following and is acknowledged and consented to by Frederick G. Perkins, III, Declaration of Trust dated 1995 amended 2007 ("Perkins"); KeHe Distributors LLC (“KeHE”); Artisanal Cheese, LLC, a New York limited liability company and its parent company Artisanal Brands, Inc. a New York corporation (collectively “APC”):

1.           Perkins has provided certain financing to APC, pursuant to that certain Loan Agreement, Security Agreement, and Promissory Note dated February 22, 2010, (as amended) in consideration of which APC has given to Perkins a first security interest in all assets of APC, including accounts receivable and inventory.  That security interest was subject to a prior security interest in APC's intellectual property only in favor of Terrence Brennan and Marvin Numeroff ("Former APC Owners").

2.           On or about February 11, 2011, the first security interest in the intellectual property in favor of Former APC Owners was terminated as evidenced by the UCC-3 Termination Statement attached hereto.

3.           KeHE has provided financing to APC pursuant to that Marketing and Distribution Agreement and Security Agreement dated February 15, 2011, in consideration of which APC has given to KeHE a first security interest in APC's accounts receivable and inventory.  By way of a Subordination Agreement of even date therewith, Perkins agreed that his first security interest in APC's accounts receivable and inventory would be subordinate to KeHE's priority interest.

4.           APC has received from its board of directors at a meeting held on October 12, 2012, authority to obtain financing from one or more lenders (the "Bridge Lender(s)") up to two million dollars ($2,000,000), which amount may be increased at the board's discretion (the "Bridge Financing").  In exchange for the Bridge Financing, APC is authorized to give a first security interest in, and make monthly payments of principal and interest from, APC's credit card receipts pertaining to e-commerce and on-line transactions only as such receipts are deposited in APC's account(s) held at TD Bank, New York, New York (the "Credit Card Receipts").

5.           Perkins and KeHE hereby consent to the Bridge Financing and specifically consent to the use of the Credit Card Receipts to pay down the Bridge Financing and hereby acknowledge that as a result of the Bridge Financing, the Bridge Lender(s) shall have a first security interest in the Credit Card Receipts.

6.           Perkins, KeHE and APC hereby acknowledge that except for the aforementioned use of Credit Card Receipts as security for and to pay down the Bridge Financing, all other terms of their respective agreements as referenced in Paragraphs 1 and 3 above shall remain in full force and effect.

WITNESS WHEREOF, this Consent and Acknowledgement has been executed and delivered by the undersigned as of October ___, 2012.

Frederick G. Perkins, III,
Declaration of Trust dated 1995
amended 2007

/ss/ Frederick G. Perkins
Frederick G. Perkins, III, Trustee

KeHE Distributors, LLC

By:	/ss/ Chris Meyers
Name: Chris Meyers
Title: Chief Financial Officer

Artisanal Cheese, LLC

By:	/ss/ Daniel W. Dowe
Name: Daniel W. Dowe
Title: President

Artisanal Brands, Inc.

By:	/ss/ Daniel W. Dowe
Name: Daniel W. Dowe
Title: President